Exhibit 99.1

Omega Protein Announces Plan for CEO Succession

Joseph L. von Rosenberg III to Step Down as CEO and President at Year End;

Bret D. Scholtes to Become CEO and President;

Andrew C. Johannesen to Become Executive Vice President and CFO

HOUSTON, TEXAS, August 8, 2011—Omega Protein Corporation (NYSE symbol: OME), a nutritional ingredient company and the nation’s leading producer of omega-3 fish oil and specialty fish meal products, today announced that Joseph L. von Rosenberg III, 52, CEO and President since 1997, has advised the Board of Directors that he will step down from that role on December 31, 2011. Mr. von Rosenberg will remain with the Company as Executive Chairman of the Board. The Board has elected Bret D. Scholtes, 41, as CEO and President, effective January 1, 2012. Andrew Johannesen, 44, Senior Vice President – Corporate Development and Treasurer, has been named Executive Vice President and CFO effective January 1, 2012, replacing Mr. Scholtes.

“Joe has provided exceptional leadership to our Company during the past 15 years,” said Dr. Gary L. Allee, lead director of the Board. “He conceived and implemented a strategic vision – beginning with the IPO in 1998 – that transformed Omega Protein into the highly competitive business it is today. We are grateful that we will continue to benefit from Joe’s insights and experience in his critical role as Executive Chairman.”

Commenting on the new appointments, Mr. von Rosenberg said, “Bret is an outstanding leader with tremendous knowledge of our business; the Board is confident that his impressive record of achievement and fresh outlook will drive continued strong business performance.” Mr. Scholtes has served as Executive Vice President and Chief Financial Officer since January 1, 2011; before that, he served as Senior Vice President – Corporate Development. Mr. Scholtes has a B.S. in Accounting from the University of Missouri and an M.B.A. from New York University.

Mr. Johannesen recently joined the Company as Senior Vice President – Finance and Treasurer; prior to that, he served as Vice President and Treasurer of Westlake Chemical Corporation, a chemicals and plastic products manufacturer, and Vice President and Treasurer of RRI Energy, Inc. (formerly Reliant Energy, Inc.), an electricity and energy services provider, from 2007 to December 2010, and Vice

President and Assistant Treasurer at Reliant Energy from 2005 to 2007. Mr. Johannesen also held various corporate development and finance positions at Reliant Energy from 2000 through 2005. Previously, he held positions at Exxon Mobil Corporation, as well as a major public accounting firm. Mr. Johannesen has a B.A. from Haverford College, an M.B.A. from the University of Chicago. He also is a Certified Public Accountant.

About Omega Protein Corporation

Omega Protein Corporation (NYSE:OME) is a nutritional ingredient company and the nation’s largest producer of omega-3 fish oil and specialty fish meal products. Omega Protein’s marine product lines are sourced from menhaden, an Omega-3 rich fish harvested along the Atlantic and Gulf coasts.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projects, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com

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